Exhibit 99.1

Faraday Future Holds Special Meeting of Stockholders, Securing Stockholder Support for All Proposals

●	Authorized share increase approval supports the FX strategy and continued deliveries of the FF 91 2.0.

●	Company stock ticker to officially change to “FFAI” starting March 10, 2025.

Los Angeles, CA (March 9, 2025) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) (“Faraday Future,” “FF,” or the “Company”) today announced that all proposals presented at the special meeting of the Company’s stockholders on March 7, 2025, were approved.

The approval of the proposal to increase the number of authorized shares of the Company’s common stock allows the Company to meet its existing obligations to issue shares of common stock as and if they become due, for conversion of promissory notes, and exercise of outstanding warrants. It also allows for possible future financings or acquisition transactions, stock issuances pursuant to employee benefit plans, and other proper corporate purposes.

In particular, in order to fund the Company’s ongoing operations and business plan, including to continue production of the FF 91 2.0 Futurist Alliance and to help fund the execution of the FX mass-market strategy, the Company is seeking to raise additional capital from various fundraising efforts currently underway to bolster its cash on hand.

The modest 24% increase in authorized shares of common stock reflects the Company’s commitment to prudent share capital management. Moving forward, FF intends to continue to adhere to this management and strengthen its business operations to balance capital needs with stockholder interests, with the goal of maximizing stockholder value.

The FX project has also seen significant recent progress. The first two FX 6 camouflaged prototype mules have departed from Shanghai and are currently enroute to FF’s Los Angeles headquarters, with arrival at the Port of Long Beach expected in mid-March.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “to,” “will,” “future,” “intends” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding possible future financings or acquisition transactions, stock issuances pursuant to employee benefit plans, continuing production of the FF 91 2.0 Futurist Alliance, funding the execution of the FX strategy, and seeking to raise additional capital, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, among others: the limited share capital currently available for issuance; the ability of the Company to obtain stockholder approval to further increase its authorized share capital; the Company’s ability to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company's ability to secure necessary agreements to license and/or produce FX vehicles in the U.S., the Middle East, or elsewhere, none of which have been secured; the Company's ability to homologate FX vehicles for sale in the U.S., the Middle East, or elsewhere; the Company's ability to secure necessary permits at its Hanford, CA production facility; potential delivery delays in the delivery of the prototype mules; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company's ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company's control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company's operations in China; the success of the Company's remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company's ability to develop and protect its technologies; the Company's ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on May 28, 2024, as amended on May 30, 2024, and June 24, 2024, as updated by the “Risk Factors” section of the Company’s first quarter 2024 Form 10-Q filed with the SEC on July 30, 2024, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com